Exhibit 10.1

SUBSCRIPTION AND STANDBY COMMITMENT AGREEMENT

This Subscription and Standby Commitment Agreement (this “Agreement”), dated as of December 7, 2006, is entered into by and among WestPoint International, Inc. (the “Company”) and American Real Estate Holding Limited Partnership (the “Purchaser”).

PRELIMINARY STATEMENTS

A.  Series A-1 Preferred Stock Offer. The Company proposes to sell to the Purchaser, and the Purchaser desires to purchase from the Company, 1,000,000 shares of Series A-1 Preferred Stock, par value $0.01 per share of the Company (the “Series A-1 Preferred Stock”), for a purchase price of $100 per share (the “Per Share Purchase Price”) and for an aggregate purchase price of $100 million (the “Series A-1 Aggregate Purchase Price”), subject to the terms of this Agreement.

B.  Series A-2 Preferred Stock Offer. In addition, as described in the offering memorandum attached hereto as Exhibit A (the “Offering Memorandum”), the Company proposes to offer (the “Offer”) to each holder of record that is an “accredited investor” (as defined below), as of the close of business on December 4, 2006 (the “Record Date”), of shares of its common stock, par value $0.01 per share (“Common Stock”), other than the Purchaser or any of its direct or indirect subsidiaries that are holders of record of Common Stock (such holders of record, other than the Purchaser and such direct and indirect subsidiaries, being herein referred to as the “Initial Series A-2 Offerees”), the right to purchase such holder’s Percentage Interest and Overallotment Interest (each term as defined in the Offering Memorandum) of 1,000,000 shares of Series A-2 Preferred Stock, par value $0.01 per share of the Company (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Preferred Stock”)), for the Per Share Purchase Price and for an aggregate purchase price of $100 million (the “Series A-2 Aggregate Purchase Price” and together with the Series A-1 Aggregate Purchase Price, the “Aggregate Purchase Price”)). As acknowledged by the parties hereto and as more fully described in the Offering Memorandum, the Initial Series A-2 Offerees may assign their rights to purchase Series A-2 Preferred Stock to their wholly-owned subsidiaries so long as such entity is an accredited investor (collectively with the Series A-2 Initial Offerees, the “Series A-2 Offerees”) and the Series A-2 Offerees have the right to subscribe for shares of Series A-2 Preferred Stock in excess of their Percentage Interest if any other Series A-2 Offerees do not subscribe for their full Percentage Interest. The Series A-2 Offerees are being given the opportunity to elect to collectively purchase all of the Series A-2 Preferred Stock, but are not being given the opportunity to, and shall not have the right to, purchase some but not all of the Series A-2 Preferred Stock. If the Series A-2 Offerees do not collectively purchase all of the shares of the Series A-2 Preferred Stock, the Company proposes to sell to the Purchaser, all such shares for the Per Share Purchase Price and for the Series A-2 Aggregate Purchase Price. The Offer and sale of the Series A-2 Preferred Stock to the Series A-2 Offerees, the sale of the Series A-2 Preferred Stock to the Purchaser in the event that not all of the Series A-2 Preferred Stock is purchased by the Series A-2 Offerees, and the sale of the Series A-1 Preferred Stock to the Purchaser, are collectively referred to as the “Transactions” and, December 19, 2006, which is the last day on which the Offer may be accepted by the Series A-2 Offerees, is referred to as the “Expiration Date.”

STATEMENT OF AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Series A-1 Preferred Stock Commitment.Subject to the terms and conditions hereof, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, 1,000,000 shares of Series A-1 Preferred Stock at the Per Share Purchase Price per share, constituting in the aggregate the Series A-1 Aggregate Purchase Price (the “Series A-1 Commitment”).

2.  Series A-2 Preferred Stock Commitment.

(a)  Series A-2 Commitment. Subject to the terms and conditions hereof and in the event that all of the shares of Series A-2 Preferred Stock are not subscribed for on or prior to the Expiration Date and paid for by the Series A-2 Offerees on or prior to 5:00 p.m. on the first day following the Expiration Date (or if such day is not a business day, the next succeeding business day) (the “Funding Date”), the Purchaser agrees to purchase from the Company and the Company agrees to issue and sell to the Purchaser, all of the shares of Series A-2 Preferred Stock at the Per Share Purchase Price per share, constituting in the aggregate the Series A-2 Aggregate Purchase Price (the “Series A-2 Commitment” and together with the Series A-1 Commitment, the “Commitment”).

(b)  Expiration Date; Funding Date. Without the prior written consent of the Purchaser, which may be withheld in its sole and absolute discretion, neither the Expiration Date nor the Funding Date will be extended.

(c)  Notification of Series A-2 Preferred Stock to be Purchased. As soon as practicable following the expiration of the exercise period of the Offer and promptly following its determination of the number of shares of Series A-2 Preferred Stock validly subscribed for by the Series A-2 Offerees in accordance with the terms of the Offer, the Company shall notify the Purchaser in writing of the number of shares of Series A-2 Preferred Stock validly subscribed for by the Series A-2 Offerees. If all of the Series A-2 Preferred Stock has been validly subscribed for by the Expiration Date by the Series A-2 Offerees, then promptly following the Funding Date, the Company shall notify the Purchaser in writing whether it has received $100 million as payment for the Series A-2 Preferred Stock by the Series A-2 Offerees and whether the Purchaser is required to purchase the Series A-2 Preferred Stock pursuant to the Series A-2 Commitment.

(d)  Satisfaction of Commitment. The Purchaser may, in its sole discretion, satisfy the Commitment directly and/or indirectly through one or more of its direct or indirect subsidiaries (each, a “Purchaser Designee”); provided, however, any such Purchaser Designee shall be required to make the representations and warranties set forth in Section 5 to the Company and assume the obligations of the Purchaser hereunder, and the Purchaser shall remain liable under this Agreement as set forth herein.

3.  Closing; Payment of Purchase Price and Fees.

(a)  Closing; Closing Date. The delivery of and payment for the shares of Preferred Stock shall take place at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 250 Park Avenue, New York, New York 10177 on the business day following the satisfaction and/or waiver of all of the conditions set forth herein (other than such conditions by their nature to be satisfied at consummation) or at such other place and time as is mutually agreed to in writing by the parties hereto (the “Closing” and such date, the “Closing Date”).

(b)  Company Deliverables. On the Closing Date the Company shall deliver to the Purchaser the following:

(i)  stock certificates representing the shares of Preferred Stock purchased by the Purchaser and the Purchaser Designees pursuant to the Commitment, in the denominations and registered in the names of the Purchaser and, subject to the restrictions set forth herein, such Purchaser Designees, as designated in writing by the Purchaser not later than five (5) business days prior to the Closing Date;

(ii)  a certificate, dated as of the Closing Date, executed by an officer of the Company certifying as to the fulfillment of the closing conditions specified in Sections 9(a)(i) and 9(a)(ii);

(iii)  a certificate, dated as of the Closing Date, and signed by a secretary or assistant secretary of the Company as to the Company’s organizational documents, and the Company’s adoption of resolutions as to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(iv)  such other written instruments or documentation as may be reasonably necessary or appropriate in order to document the satisfaction or waiver of the applicable closing conditions set forth in Section 9, as reasonably requested by the Purchaser.

(c)  Purchaser Deliverables. On the Closing Date the Purchaser shall deliver to the Company the following:

(i)  the Series A-1 Aggregate Purchase Price, and if applicable, the Series A-2 Aggregate Purchase Price, by wire transfer of immediately available funds to an account designated by the Company;

(ii)  a certificate, dated as of the Closing Date, executed by an officer of the Purchaser certifying as to the fulfillment of the closing conditions specified in Sections 9(b)(i) and 9(b)(ii); and

(iii)  such other written instruments or documentation as may be reasonably necessary or appropriate in order to document the satisfaction or waiver of the applicable closing conditions set forth in Section 9, as reasonably requested by the Company.

4.  Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

(a)  Organization, Good Standing and Qualifications. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. A “Material Adverse Effect” means (i) the effect of any event or circumstance that, taken alone or in conjunction with any other events or circumstances, has or could reasonably be expected to have a material adverse effect on the business, operations, results of operations, properties, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or (ii) the impairment of the Company’s ability to perform its obligations under the Transaction Documents (as defined below); provided, however, that (A) a material adverse change in (I) the global, United States or regional economy generally, (II) home fashion textile manufacturing, distribution or marketing conditions generally or (III) global or United States securities markets, (B) a change in applicable law or (C) a change caused by any announcement of any of the transactions contemplated by this Agreement, shall not, in and of itself, be deemed to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, and lease its properties and carry on its businesses as now conducted in all material respects.

(b)  Subsidiaries. Each of the material subsidiaries of the Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. All of the outstanding shares of capital stock of each of the Company’s subsidiaries is authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly owned subsidiary of the Company.

(c)  Corporate Authority; Binding and Enforceable. The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Offering Memorandum and any other documents that are executed and delivered in connection with this Agreement, the Transactions and the transactions contemplated hereby and thereby (the “Transaction Documents”) and all requisite power, authority and financial ability to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to the Stockholder Approval (as defined below). The Transactions, the Transaction Documents and the consummation and performance by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company, subject to the Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent the enforceability of which may otherwise be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(d)  Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the Record Date 19,498,389 shares of Common Stock are issued and outstanding and 10,501,611 shares of Common Stock are reserved for issuance pursuant to outstanding subscription rights to purchase such number of shares of Common Stock. There is current litigation relevant to the ownership of the capital stock of the Company as more fully described in the Offering Memorandum. The Company has issued stock appreciation rights, and may issue additional stock appreciation rights, to certain executives of the Company pursuant to management stock appreciation plans approved by the Board of Directors of the Company. Except as set forth above, as of the date hereof, no share of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. In addition, except as set forth above, there are no issued, outstanding or authorized options, warrants, rights, calls, convertible instruments, phantom stock, stock appreciation or similar rights or other agreements or commitments or preemptive rights to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any other debt or equity security, or voting rights, rights of first refusal, subscription, stock restriction or similar rights.

(e)  No Organic or Legal Violations. The execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under (A) the certificate of incorporation, bylaws or other organizational documents of the Company; or (B) any law or agreement applicable to the Company or by which any property or asset of the Company is bound or affected; or (C) any note, bond, mortgage, indenture, lease, license, permit or franchise to which the Company is a party except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(f)  Compliance with Law. The Company is in compliance with any law or agreement applicable to the Company or by which any property or asset of the Company is bound or affected, except for such noncompliance that is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(g)  Financial Information. The Company has previously provided to the Purchaser the audited consolidated balance sheets and statements of operations and changes in stockholders’ equity and cash flows of the Company and its subsidiaries as of and for the year ended December 31, 2005 (the “Audited Financial Statements”) and the unaudited consolidated balance sheet and the unaudited consolidated statements of operations and changes in stockholders’ equity and cash flows of the Company and its subsidiaries as of and for the ten-month period ended November 4, 2006 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments and the absence of all required footnotes thereto); and (C) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its subsidiaries as of the respective dates thereof and for the periods referred to therein. Neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations reflected on the Unaudited Financial Statements or that were incurred after November 4, 2006 in the ordinary course of business consistent with past practice.

(h)  Ordinary Course. Since November 4, 2006, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been:

(i)  any effect, event, change or condition which has had or is reasonably expected to have a Material Adverse Effect, other than the Company’s continuing operating losses;

(ii)  any material damage, destruction or loss to any material asset or property owned by the Company or any of its subsidiaries, whether or not covered by insurance;

(iii)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock (other than in accordance with its terms) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries;

(iv)  any change in accounting methods, principles or practices by the Company or any of its subsidiaries, except for changes resulting from changes in GAAP; or

(v)  any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses (i) through (iv).

(i)  Due Authorization; Valid Issuance. The Company has duly authorized and reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Preferred Stock. Upon delivery of the shares of Preferred Stock to the Purchaser and payment therefor as contemplated hereunder such shares shall be, and, if and when issued, any shares of Preferred Stock issued to pay dividends on the Preferred Stock and any Common Stock issued upon conversion of the Preferred Stock shall be, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights. Based, in part, on the representations and warranties of the Purchaser in Section 5 and the representations and warranties to be provided by any Series A-2 Offerees in connection with the Offer, the Offer and the sale and issuance of the shares of Preferred Stock are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the securities or blue sky laws in any applicable state.

(j)  Fees. Except for the fee to be paid to Gordian Group LLC pursuant to the Engagement Letter, dated as of November 7, 2006 between Gordian Group LLC and the Company (the “Gordian Engagement Letter”), no broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

5.  Representations and Warranties of Purchaser. The Purchaser, represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a)  Due Organization and Good Standing. The Purchaser is duly organized, validly existing, and in good standing under the laws of the state of its organization.

(b)  Corporate Authority; Binding and Enforceable. The Purchaser has all requisite power and authority to execute and deliver this Agreement, and all requisite power, authority and financial ability to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(c)  No Organic or Legal Violations. The execution and delivery of this Agreement by the Purchaser does not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Purchaser or any of its subsidiaries under (A) the certificate of incorporation, bylaws or other organizational documents of the Purchaser; (B) any law or agreement applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected; or (C) any note, bond, mortgage, indenture, lease, license, permit or franchise to which the Purchaser is a party except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No filing or other action by the Purchaser is required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 in connection with the Agreement, the Transactions or the transactions contemplated hereby and thereby.

(d)  Compliance with Law. The Purchaser is in compliance with any law or agreement applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except for such noncompliance that is not, individually or in the aggregate, reasonably expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(e)  Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(f)  Sophistication. The Purchaser is (A) knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the shares of Preferred Stock, including investments in securities issued by the Company and comparable entities, (B) is able to bear the economic risk associated with the purchase of the shares of Preferred Stock including a total loss of its investment, and (C) has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the shares of Preferred Stock. The Purchaser acknowledges that the Company has not given Purchaser any investment advice, credit information or opinion on whether the purchase of its portion of the shares of Preferred Stock is prudent.

(g)  Investment. The Purchaser is acquiring the shares of Preferred Stock in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such shares or entering into any arrangement or understanding with any other persons regarding the distribution of such shares.

(h)  Compliance with Securities Act. The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of Preferred Stock, or the shares of Common Stock issuable upon conversion of such shares, except in compliance with the Securities Act and the rules and regulations promulgated thereunder and any applicable state securities laws.

(i)  Exemption from Registration. The Purchaser understands that the shares of Preferred Stock are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying, in part, upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the shares.

(j)  Restricted Securities. The Purchaser understands that, until such time as its shares of Preferred Stock are sold pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the shares will bear a restrictive legend in substantially the following form:

“The shares evidenced by this certificate and the shares into which they are convertible have not been registered under the Securities Act of 1933, as amended (the ‘Securities Act’), or the securities laws of any state or other jurisdiction. None of such shares may be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the issuer has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.”

Certificates representing the shares of Common Stock into which the Preferred Stock is convertible shall bear a comparable legend to the legend set forth above.

(k)  Regulation D. The Purchaser shall not, and shall not permit any of its directors, officers, employees, affiliates and agents to, engage in any activity in connection with the Transactions that constitutes a “general solicitation” or would otherwise cause the Company to fail to satisfy the manner of offering limitations set forth in Rule 502(c) of Regulation D under the Securities Act in connection with the Transactions; provided, that the Purchaser shall have no responsibility with respect to the actions of the Company or its subsidiaries.

6.  Covenants of the Company. The Company agrees that:

(a)  Offering Memorandum. The Company shall prepare and circulate (or cause the preparation and circulation of) the Offering Memorandum to the Series A-2 Offerees. Except as may be required by applicable securities law, the Company will not modify or amend the Offering Memorandum without the consent of the Purchaser (which consent may be withheld in its sole and absolute discretion)

(b)  Transactions. The Company shall conduct the Transactions in compliance with the Securities Act and all other applicable local, state or federal securities laws. The Company shall not modify or amend the terms of the Transactions without the consent of the Purchaser (which consent may be withheld in its sole and absolute discretion).

(c)  Amendment to the Bylaws. The Company shall take any and all actions necessary on its part to make effective, as of the Closing, the Amended and Restated By-Laws of the Company attached hereto as Exhibit B (the “Restated By-Laws”). The Restated By-Laws shall be and remain effective from the Closing and until thereafter amended in compliance with the terms thereof and applicable law.

(d)  Amendment to the Certificate of Incorporation. Subject to the Stockholder Approval, the Company shall take any and all actions necessary on its part to make effective as of the Closing, and subject to the completion of the Transactions, the Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit C (the “Restated Charter”). The Restated Charter shall be and remain effective from the Closing and until thereafter amended in compliance with the terms thereof and applicable law.

(e)  Certificate of Designation. The Company shall take any and all actions necessary on its part to make effective, as of the Closing, the Certificate of Designation in the form attached hereto as Exhibit D (the “Certificate of Designation”). The Certificate of Designation shall be and remain effective from the Closing and until thereafter amended in compliance with the terms thereof and applicable law.

(f)  Board Reconstitution. The Company shall take any and all actions necessary on its part (including obtaining the resignation of directors) to cause the directors comprising the full Board of Directors from and after the Closing, (i) to consist of four directors elected by the holders of Common Stock in three classes as follows: Joseph Pennacchio to serve as a director of the Company for a term starting at the time that the Restated Charter becomes effective and expiring at the annual meeting of stockholders to be held in 2007, Keith Meister to serve as a director of the Company for a term starting at the time that the Restated Charter becomes effective and expiring at the annual meeting of stockholders to be held in 2008 and Vincent J. Intrieri and Carl C. Icahn to serve as directors of the Company for a term starting at the time that the Restated Charter becomes effective and expiring at the annual meeting of stockholders to be held in 2009, (ii) three directors elected by holders of Series A-1 Preferred Stock and (iii) three directors elected by holders of Series A-2 Preferred Stock, consistent with the Restated Charter, the Restated By-Laws and the Certificate of Designation (the “Board Reconstitution”).

(g)  Stockholder Approval. The Company shall, in accordance with applicable law, its certificate of incorporation and by-laws, call for the annual meeting of stockholders to be scheduled for no later than December 20, 2006 for the purpose of obtaining approval of the Restated Charter pursuant to Section 242 of the Delaware General Corporation Law and electing the directors consistent with the Board Reconstitution (the “Stockholder Approval”).

(h)  Information. The Company shall furnish the Purchaser with such information regarding itself and its subsidiaries as the Purchaser may reasonably request.

7.  Covenants of the Purchaser. The Purchaser agrees to cause its affiliates that are record holders of Common Stock to be present in person or by proxy at the stockholder meeting duly called by the Company to obtain the Stockholder Approval, and at any adjournment or postponement thereof, and to cause such affiliates to vote all shares of Common Stock held by them in support of the Restated Charter and Restated Bylaws

8.  Covenants of both the Company and the Purchaser. Each of the Company and the Purchaser agrees that:

(a)  Cooperation. It will use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(b)  Notice. It will promptly deliver to the other parties hereto written notice of any matter, event or development that is or could (A) render any representation or warranty made by it herein inaccurate or incomplete in any respect or (B) constitute or result in a breach by it of, or a failure by it to comply with, any covenant herein.

(c)  Registration Rights Agreement. Contemporaneously with or as soon as practicable following the Closing, the Company and the Purchaser shall each execute and deliver the Registration Rights Agreement set forth on Exhibit E hereto.

9.  Conditions to Closing.

(a)  Conditions of Purchaser’s Obligations. The obligation of the Purchaser to purchase the shares of Preferred Stock and consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Purchaser) of each of the following conditions:

(i)  the representations and warranties of the Company contained in Section 4 that are qualified as to materiality shall be true and correct in all respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date, and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date;

(ii)  the Company shall have performed or complied, in all material respects, with its covenants required to be performed or complied with under this Agreement;

(iii)  no injunction, order or decree of a court of competent jurisdiction shall modify, or prohibit, in whole or in part, (x) the consummation of, the Transactions or the transactions contemplated hereby, (y) the election (to be effective simultaneously with the Closing, by written consent of the holders of Series A Preferred Stock) of the 3 directors to be elected by the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, or otherwise frustrate the purpose of the Transactions, including the acquisition of certain bed products manufacturing facilities from Manama Textile Mills WLL in Bahrain (the “Bahrain Acquisition”);

(iv)   the Offer shall have expired;

(v)  the Company shall have performed or complied with its obligations under Sections 6(a) - 6(h) and the matters stated in Sections 6(a) - 6(h) shall have occurred;

(vi)   the Company and the other parties thereto shall have executed and delivered a definitive agreement regarding the Bahrain Acquisition;

(vii)   the Company is ready willing and able to engage in the Closing and deliver the items required to be delivered pursuant to Section 3(b); and

(viii)  either (a) all of the shares of the Series A-2 Preferred Stock have been subscribed for on or prior to the Expiration Date and paid for by the Series A-2 Offerees on or prior to the Funding Date or (b) the Company is ready, willing and able to deliver the certificates of Series A-2 Preferred Stock to the Purchaser pursuant to Section 3(b) for purchase by the Purchaser hereunder.

(b)  Conditions of the Company’s Obligations. The obligation of the Company to issue and sell the shares of Preferred Stock and consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Company) of each of the following conditions:

(i)  the representations and warranties of the Purchaser contained in Section 5 that are qualified as to materiality shall be true and correct in all respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date, and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date;

(ii)  the Purchaser shall have performed or complied, in all material respects, with its covenants required to be performed or complied with under this Agreement;

(iii)  no injunction, order or decree of a court of competent jurisdiction shall modify, or prohibit, in whole or in part, (x) the consummation of, the Transactions or the transactions contemplated hereby, (y) the election (to be effective simultaneously with the Closing by written consent of the holders of Series A Preferred Stock) of the 3 directors to be elected by the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, or otherwise frustrate the purpose of the Transactions, including the Bahrain Acquisition;

(iv)  the Offer shall have expired;

(v)  the matters stated Sections 6(c) - 6(g) shall have occurred; and

(vi)  the Company and the other parties thereto shall have executed and delivered a definitive agreement regarding the Bahrain Acquisition.

10.  Termination.

(a)  Mutual Consent. This Agreement may be terminated at any time prior to Closing by mutual written consent of the Company and the Purchaser.

(b)  By the Company. The Company shall be entitled to terminate this Agreement at any time prior to Closing by giving written notice thereof to the Purchaser in the event that (i) the Purchaser materially breaches this Agreement; provided that the Purchaser has not cured such breach within 10 days following receipt of written notice thereof from the Company or such breach is not curable, or (ii) the Transactions and the transactions contemplated hereby shall not have been consummated on or before December 31, 2006, other than such failure resulting from any breach by the Company of its obligations hereunder.

(c)  By the Purchaser. The Purchaser shall be entitled to terminate this Agreement at any time prior to Closing by giving written notice thereof to the Company in the event that (i) the Company materially breaches this Agreement; provided that the Company has not cured such breach within 10 days following receipt of notice thereof from the Purchasers or such breach is not curable, or (ii) the Transactions and the transactions contemplated hereby shall not have been consummated on or before December 31, 2006, other than due to the any failure resulting from any breach by the Purchaser of its obligations hereunder.

(d)  Effect of Termination. Upon termination of this Agreement by the Company pursuant to Section 10(b) or by the Purchaser pursuant to Section 10(c), this Agreement shall terminate upon delivery of such notice as described in Section 10(b) or Section 10(c), as applicable, and no party hereto shall have any liability or obligation hereunder; provided however, upon termination under Section 10(b) or Section 10(c), the covenants and agreements made by the parties herein under this Section and Section 20 shall survive indefinitely in accordance with their terms; provided, also, that no such termination shall relieve the Purchaser or the Company from liability for breach or non-performance of any representation, warrant, covenant or agreement hereunder prior to the date of such termination.

11.  Existing Rights. At the time of the sale of assets of WestPoint Stevens, Inc. in August of 2005 in connection with its bankruptcy reorganization, it was contemplated that a rights offering would take place for the issuance of Common Stock at a purchase price of $8.772 per share (the “Existing Rights”). In connection therewith the Purchaser agreed to purchase and the Company agreed to sell to the Purchaser, at the same $8.772 price per share (the aggregate of the actual amount required to be paid by the Purchaser following the completion of the rights offering being referred to herein as the “Aggregate Payment Amount”) a number of shares of Common Stock equal to that number of shares of Common Stock with respect to which Existing Rights were not exercised in the rights offering (such purchase by the Purchaser being referred to herein as the “Post-Rights Offering Purchase”). In the event that the Purchaser or a Purchaser Designee acquires Series A-2 Preferred Stock in accordance with this Agreement, and if the Post-Rights Offering Purchase is to occur, then in lieu of the Purchaser paying cash to acquire all or a portion of the Common Stock in the Post-Rights Offering Purchase, the Company will, if so requested by the Purchaser (which request the Purchaser may make or refrain from making in its sole and absolute discretion) exchange Common Stock at the rate specified below for up to a number of shares of Series A-2 Preferred Stock having an Accrued Preference Amount (as used here and throughout this Agreement, the sum of (A) Stated Value (as defined in the Certificate of Designation) and (B) an amount equal to all accrued and unpaid dividends on the Series A-2 Preferred Stock to be exchanged through the date of such exchange) equal to the Aggregate Payment Amount (or any amount thereof not paid by the Purchaser in cash), thereby satisfying in a cashless transaction both the redemption obligation of the Company referred to above and the Aggregate Payment Amount obligation (or any amount thereof not paid by Purchaser in cash) of the Purchaser in a Post-Rights Offering Purchase. Such exchange will be at a rate of one share of Common Stock for each $8.772 of Accrued Preference Amount of the Series A-2 Preferred Stock so exchanged (subject to any adjustments to the $8.772 exercise price of the Existing Rights for stock splits, combinations, subdivisions or other similar structural changes to the Common Stock as set forth in the Existing Rights).

For the avoidance of doubt, the parties hereto acknowledge and agree that the rights under this Section 11 may only be exercised by, and are for the exclusive benefit of, American Real Estate Partnership, L.P., American Real Estate Holdings Limited Partnership and their subsidiaries.

For example: If the amount of Common Stock to be acquired by the Purchaser following the rights offering was 5,000 shares and if the Purchaser delivered $10,000 in cash, and the Accrued Preference Amount per share of Series A-2 Preferred Stock was $100, then the number of shares of Series A Preferred Stock to be delivered hereunder would be 338.6 shares, determined as follows:

5,000 shares minus ($10,000 ÷ 8.772) = 1,140

= 3,860 common shares remaining to be bought at $8.772 per share (an aggregate $33,860 purchase price) which requires delivery of 338.6 shares of Series A-2 Preferred Shares having an Accrued Preference Amount of $100 per share.

12.  Amendments. This Agreement may not be modified, amended or supplemented except in a writing signed by the parties hereto.

13.  Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

14.  Jurisdiction: BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE FOR ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY MATTER RELATING TO IT, AND WAIVE ANY OBJECTION THAT SUCH PARTY MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE PERSONAL JURISDICTION OVER SUCH PARTY.

15.  Specific Performance. It is understood and agreed by the Company and the Purchaser that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto and each non-breaching party shall be entitled, prior to termination of this Agreement in accordance with its terms, to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court requiring any party to comply promptly with any of its obligations hereunder.

16.  Headings. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

17.  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives. The Company shall not assign its rights, duties or obligations under this Agreement without the prior written consent of the Purchaser. The Purchaser shall have the right to assign its Commitment in the manner contemplated by Section 2(d) hereof, provided that no such assignment to Purchaser Designees shall effect the Purchaser’s obligations under this Agreement.

18.  No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third party beneficiary hereof.

19.  Prior Negotiations; Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior negotiations with respect to the subject matter hereof, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties shall continue in full force and effect.

20.  Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that in the event of a termination by the Company pursuant to Section 10(b)(i), the Purchaser will reimburse the Company for all fees and expenses paid by the Company to Gordian Group LLC, and pay all fees and expenses owed to Gordian Group LLC by the Company, in each case pursuant to the terms and conditions of the Gordian Engagement Letter.

21.  Counterparts. This Agreement may be executed in any number of counterparts by the parties on different counterparts signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties may execute this Agreement by signing any such counterparts, and each such counterpart, including a facsimile counterpart, shall for all purposes be deemed to be an original.

22.  Severability. The illegality, invalidity, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

23.  Notices. All notices and other communications under this Agreement shall be in writing, sent contemporaneously to all of the parties hereto, and deemed given when delivered by hand or by facsimile during standard business hours (from 8:00 a.m. to 6:00 p.m. Eastern time) at the place of receipt at the addresses and facsimile numbers set forth below, with a copy to each person identified thereon.

If to the Company, to:

WestPoint International, Inc.
28 East 28th Street, 8th Floor
New York, NY 10016
Fax: (212) 679-2931
Attention:	Donna Edbril, Vice President and General Counsel

with copy to :

Wolf, Block, Schorr and Solis-Cohen LLP
250 Park Ave.
New York, NY 10177
Attention:	Robert E. Fischer (Fax: (212) 672-1101) Martha Flanders (Fax: (212) 672-1115)

and to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Fax: (212) 806-5600
Attention:	Melvin Epstein Patricia Perez

If to the Purchaser, to:
American Real Estate Partners
445 Hamilton Avenue
Suite 1210
White Plains, New York 10601
Fax: (914) 614-7001
Attention:	Felicia Buebel

24.  Survival. All representations, warranties and covenants and other provisions made by the parties hereto shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Subscription and Standby Commitment Agreement to be executed as of the date first written above.

WESTPOINT INTERNATIONAL, INC.

By:	/s/
Name:
Title:

AMERICAN REAL ESTATE HOLDING LIMITED PARTNERSHIP

By:	/s/
Name:
Title: